EXHIBIT 99.1

For Immediate Release

Contact:

James R. Goff

Senior Director,

Corporate Communications

(510) 574-1421

jgoff@pdl.com

PROTEIN DESIGN LABS PRICES

$250 MILLION CONVERTIBLE SUBORDINATED

NOTES OFFERING

Fremont, Calif., July 8, 2003 — Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) announced today that it agreed to place privately $250 million of Convertible Subordinated Notes due 2023 (the Notes).  The Notes will be convertible at the option of the holder into PDL’s common stock at a conversion price of approximately $20.14 per share, subject to adjustment in certain circumstances.  The initial conversion price represents a 33 percent premium over the closing bid on PDL’s common stock on July 8, 2003, which was $15.14 per share.  The Notes will bear interest at a rate of 2.75 percent per annum, payable semi-annually.  PDL has granted the initial purchasers of the Notes a 30-day option to purchase an additional $50 million principal amount of the Notes.  The holders of the Notes may require PDL to redeem their Notes upon the occurrence of certain events, and PDL may elect to redeem the Notes on or after August 16, 2008.

PDL may use up to $155 million of the net proceeds of the offering to redeem outstanding convertible notes, and intends to use the remaining net proceeds for acquisition of products and technologies, working capital and other general corporate purposes, including the expansion of its manufacturing facilities.  In addition, PDL will use a portion of the proceeds to collateralize the first three years of interest payments on the Notes.

The offering is being made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the Securities Act).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described in this release.  Neither the Notes nor the shares of PDL’s common stock issuable upon conversion of the Notes have been registered under the Securities

Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those in the forward-looking statements, including but not limited to the ability of PDL to complete the sale of the Notes and the ability of PDL to effectively use the proceeds of the sale for the indicated purposes.  Factors that may cause such differences are discussed in PDL’s Annual Report on Form 10-K for the year ended December 31, 2002, PDL’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and other filings made with the Securities and Exchange Commission.  In addition, PDL may be unable to develop its products and technologies, may experience failures or delays in preclinical or clinical trials, may not successfully expand its manufacturing capabilities, and may be subject to administrative proceedings or disputes regarding its intellectual property.  All forward-looking statements included in this press release are based upon information available to PDL as of the date hereof, and PDL assumes no obligation to update any such forward-looking statements.